EXHIBIT 99.2

Centennial Specialty Foods Reports Third Quarter Results

DENVER, COLORADO – November 15, 2004

Centennial Specialty Foods Corporation (NASDAQ: CHLE; Boston Stock Exchange: CSJ) reported a net loss of $100,004, or $.02 per share, for its three months ended September 30, 2004 compared to a net loss of $138,939, or $.04 per share, for the same period in the prior year.  Loss per common share, after giving effect to the undeclared preferred stock dividends in arrears, was $0.07 for the three months ended September 30, 2004.  Gross sales of its products for the three months ended September 30, 2004 increased 4.3 % over the same period last year, due to an increase of $214,418 (22.7%) in gross sales of the premium Stokes line of green chile sauces and a decrease of $149,456 (26.8%) in gross sales of the Ellis line of products.  The increase in gross sales of the Stokes Green Chile Sauces was due to first orders for product by new retail customers in California and Arizona, as well as initial reorders of product from customers in those new markets.  Net sales, which are adjusted for discounts, promotional allowances and slotting fees, totaled $1,192,169 for the three months ended September 30, 2004 and were 5.2% lower than the same period in 2003.  This decrease was due to the Company’s initial promotional marketing efforts in connection with the introduction of products in California and Arizona, which resulted in increased promotional allowances being charged against gross sales.  Total promotional allowances were $352,121 for the three months ended September 30, 2004 compared with $230,529 for the same period in 2003.  As a result, gross profit for the three months ended September 30, 2004 was $27,494 (6.5%) lower than the same period in 2003.  Selling, general and administrative expenses decreased slightly by $9,514 for the three months ended September 30, 2004 compared to 2003.

For the nine months ended September 30, 2004, the Company reported a net loss of $538,470, or $.11 per share, compared to a net loss of $64,178, or $.02 per share for the same period in 2003.  Loss per common share, after giving effect to preferred stock dividends paid and in arrears, was $0.26 for the nine months ended September 30, 2004.  Gross sales of the premium Stokes Green Chile Sauces increased $673,370 (25.8%), offset by lower gross sales on Ellis brand products, resulting in total gross sales increasing just slightly between years.  The increase in gross sales of the Stokes Green Chile Sauces was primarily due to initial orders for product by new retail customers in California and Arizona.  Net sales decreased $405,537 (11.0%) between years, reflecting an increase in promotional costs associated with expanding into the new markets and slotting fees being charged for shelf space with new customers.  Slotting fees incurred in 2004 total $480,997, compared to $18,817 for 2003.  Selling, general and administrative expenses increased $489,727 for the nine months ended September 30, 2004 compared to the same period in 2003.  This increase was primarily attributable to advertising and consumer marketing spending associated with Centennial’s expansion into new markets.  Additionally, the Company incurred higher legal fees due to issues with its tenant and sole supplier and higher costs associated with being a public company.  The increase in selling, general and administrative expenses was partially offset by a reduction in interest expense through more favorable financing terms under the Company’s revolving line of credit.

Centennial has been successful in expanding distribution of its premium Stokes Green Chile Sauces into new markets.  Centennial currently sells to Albertsons, Kroger, Safeway, Wal-Mart, Sam’s Club and Costco, along with certain local and regional retail grocery stores in all of its markets.   It has added over 1,700 new stores in California and Arizona since its expansion efforts began.  Bob Beckwith, Chief Marketing Officer for Centennial stated, “Getting distribution of our products into retail grocery customers has been a critical first step of our expansion plans.  Getting consumers to purchase our premium products on an on-going basis will be the real test of our expansion.”  After gaining initial distribution, Centennial began its marketing efforts in the new markets during the third quarter of 2004.  In conjunction with key retailers in each market, a combination of advertising, in-store consumer product demonstrations and coupon programs has been used.  These marketing efforts were primarily focused on determining whether there would be consumer acceptance of its premium products.  The feedback from such efforts, especially the in-store product demonstrations, showed that consumers in the new markets liked the quality and taste of the Stokes products.  Centennial is now rolling out its “consumer trial program”, a marketing campaign designed to drive mass consumer trial of our products through low introductory shelf pricing.  Management believes this is the most cost effective way to reach a mass number of consumers and is an approach used by large branded food companies when introducing a premium product into a new market.  “Once people try our products, we believe our unique taste profile will make them repeat consumers,” Beckwith added.  Initial reorders of product by retail grocery customers in the new markets has begun.  Ultimately, the Company’s sales growth will be driven by consumer demand in our new markets.

Centennial is continuing to work with major retailers and regional chains as it executes its expansion strategy.  “Each market provides unique opportunities for Centennial to increase its distribution over the next 18 to 24 months.  We will continue to evaluate new market expansion opportunities as they arise and actively pursue those that make sense for the company,” stated Jeffrey Nieder, CEO for Centennial.  The Company believes it has sufficient funding available under its revolving line of credit to finance future market expansions.  As of September 30, 2004, availability under the line of credit was approximately $2.6 million.  “I am excited about the opportunities ahead for Centennial.  People in new markets are just beginning to discover the unique alternative Stokes Green Chile Sauces provides compared to typical Mexican sauces,” Nieder added.

The Company is continuing negotiations with its tenant and sole supplier to resolve certain outstanding claims.  While the Company and tenant have not been able to finalize the previously disclosed MOU transaction, both sides are working to reach an acceptable resolution.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, California and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2003 and in other documents that are on file with the Securities and Exchange Commission.

For further information please contact Jeffrey Nieder or Doug Evans, (303) 292-4018, at Centennial Specialty Foods Corporation.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY

Consolidated Unaudited Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$1,192,169	$1,258,037	$3,266,716	$3,672,253

Cost of goods sold	796,849	835,223	2,416,739	2,378,067

Gross profit	395,320	422,814	849,977	1,294,186

Selling, general and administrative expenses	666,000	675,513	1,978,698	1,488,971

Loss from operations	(270,680)	(252,699)	(1,128,721)	(194,785)

Other income (expense)
Interest expense	(40,531)	(126,820)	(183,759)	(383,135)
Rent income	152,475	158,580	457,766	475,742
Total other income	111,944	31,760	274,007	92,607

Loss before income taxes	(158,736)	(220,939)	(854,714)	(102,178)

Income tax benefit – deferred	58,732	—	316,244	—
Income tax benefit – pro forma	—	82,000	—	38,000
Total income tax benefit	58,732	82,000	316,244	38,000

Net loss	$(100,004)	$(138,939)	$(538,470)	$(64,178)

Net loss before preferred stock dividends	$(100,004)	$(138,939)	$(538,470)	$(64,178)

Preferred stock dividends - paid	—	—	(250,000)	—
Preferred stock dividends - arrears	(250,000)	—	(500,000)	—
Total preferred stock dividends	(250,000)	—	(750,000)	—

Net loss available to common shareholders	$(350,004)	$(138,939)	$(1,288,470)	$(64,178)

Basic and diluted net loss per common share	$(0.07)	$(0.04)	$(0.26)	$(0.02)

Basic and diluted weighted average common shares outstanding	5,050,000	3,500,000	5,050,000	3,500,000

CENTENNIAL SPECIALTY FOODS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$132,347	$6,076,479
Accounts receivable, net of allowance for doubtful accounts of $25,483 and $25,483, respectively	561,504	303,848
Other receivable	57,497	—
Inventory, net	2,090,419	1,043,540
Prepaid expenses	92,264	186,086
Total current assets	2,934,031	7,609,953

Non-current assets
Property, plant and equipment, net	5,967,891	6,112,215
Goodwill, net	1,634,079	1,634,079
Other assets	63,549	70,000
Other long-term receivable	—	170,000
Total non-current assets	7,665,519	7,986,294

Total assets	$10,599,550	$15,596,247

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable – trade	$391,635	$1,022,268
Accrued liabilities	620,957	578,134
Accrued dividends payable	—	172,603
Related party payable	—	365,394
Current portion of long-term debt	—	750,250
Note payable – stockholder	—	908,900
Total current liabilities	1,012,592	3,797,549

Long-term debt ($2,603,572 available under $5,000,000 line of credit)	2,396,428	3,503,454
Deferred tax liability	214,418	530,662
Total long-term liabilities	2,610,846	4,034,116
Total liabilities	3,623,438	7,831,665

Commitments and contingencies

Stockholders’ equity
Preferred stock (liquidation preference $10,500,000), 3,000,000 shares authorized, 2,000,000 shares issued and outstanding, $5 stated value, 10% dividend	2,334,785	2,334,785
Common stock, $0.0001 par value, 20,000,000 shares authorized, 5,050,000 shares issued and outstanding	505	505
Additional paid-in capital	5,794,036	5,794,036
Accumulated deficit	(1,153,214)	(364,744)
Total stockholders’ equity	6,976,112	7,764,582

Total liabilities and stockholders’ equity	$10,599,550	$15,596,247